KPMG LLP
1660 International Drive
McLean, VA 22102

Report of Independent Registered Public Accounting Firm

The Board of Directors
National Consumer Cooperative Bank

We have examined management's assessment, included in the accompanying Management's Assertion of Compliance With Applicable Servicing Criteria Pursuant to Item 1122 of Regulation AB ("Management's Assertion"), that National Consumer Cooperative Bank (the Bank) complied with the servicing criteria; set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the servicing of asset backed securities transactions conducted by the Bank as identified in Appendix A to Management's Assertion as of and for the year ended December 31, 2006 (the Platform) except for servicing criteria (d)(l)(iii), (d)(3)(i), (d)(3)(ii), (d)(3)(iii), (d)(3)(iv), (d)(4)(i), (d)(4)(ii), (d)(4)(iii), and (d)(4)(xv), which the Bank has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended December 31, 2006. Management is responsible for the Bank's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assessment about the Bank's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Bank processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Bank during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Bank during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with the servicing criteria.

As described in the accompanying Management's Assertion, for servicing criteria (d)(4)(xi), the Bank has engaged various vendors to perform the activities required by these servicing criteria. The Bank has determined that these vendors are not considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Bank has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"). As permitted by Interpretation 17.06, the Bank has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor. The Bank is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in Management's Assertion, and we performed no procedures with respect to the Bank's eligibility to apply Interpretation 17.06.

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.

In our opinion, management's assessment that the Bank complied with the aforementioned servicing criteria including servicing criteria (d)(4)(xi) for which compliance is determined based on Interpretation 17.06 as described above, is fairly stated in all material respects as of and for the year ended December 31, 2006.

/s/ KPMG LLP

McLean, VA
March 7, 2007